                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (RULE 13D - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. _____)(1)

                                  HYBRIDON INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    44860M801
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                JANUARY 25, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |X|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

       (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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                                       13G
 CUSIP NO. 44860M801                                           PAGE 2 OF 9 PAGES
==========================                         =============================



1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Forum Capital Markets LLC


2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  1,655,515
      BENEFICIALLY
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 1,655,515

                           8.    SHARED DISPOSITIVE POWER
                                 zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,655,515

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              [  ]

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.1%

12.       TYPE OF REPORTING PERSON*

          BD


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

=========================                          =============================
                                       13G
 CUSIP NO. 44860M801                                      PAGE 3 OF 9 PAGES
=========================                          =============================





1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Founders Financial Group, L.P.


2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  1,655,515
      BENEFICIALLY
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 1,655,515

                           8.    SHARED DISPOSITIVE POWER
                                 zero

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,655,515

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [  ]


11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.1%

12.        TYPE OF REPORTING PERSON*

           PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

=========================                          =============================
                                       13G
 CUSIP NO. 44860M801                                      PAGE 4 OF 9 PAGES
=========================                          =============================





1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd, Inc.

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut

        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  1,655,515
      BENEFICIALLY
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 1,655,515

                           8.    SHARED DISPOSITIVE POWER
                                 zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,655,515

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                             [  ]

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.1%

12.       TYPE OF REPORTING PERSON*

          CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

=========================                          =============================
                                       13G
 CUSIP NO. 44860M801                                      PAGE 5 OF 9 PAGES
=========================                          =============================





1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

        NUMBER OF          5.   SOLE VOTING POWER
         SHARES                 1,655,515
      BENEFICIALLY
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 1,655,515

                           8.    SHARED DISPOSITIVE POWER
                                 zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,655,515

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              [  ]


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.1%

12.       TYPE OF REPORTING PERSON*

          IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

=========================                          =============================
                                       13G
 CUSIP NO. 44860M801                                      PAGE 6 OF 9 PAGES
=========================                          =============================




ITEM 1.
              (A)  NAME OF ISSUER.

              Hybridon Inc. (the "Issuer").

              (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

              The  Issuer's  principal  executive  offices   are  located at 620

Memorial Drive, Cambridge, Massachusetts 02139.

ITEM 2.
              (A) NAMES OF PERSONS FILING.

               This  statement  is  filed  by the following  persons:  (a) Forum

Capital  Markets LLC, a  broker/dealer  registered  under  Section 15 of the Act

("Forum"),  (b) Founders Financial Group L.P.  ("Founders"),  in its capacity as the owner of a controlling  interest in Forum,  (c) Michael A. Boyd, Inc. ("MAB,

Inc."),  in its  capacity as the general  partner of Founders and (d) Michael A.

Boyd ("Mr.  Boyd"), in his capacity as the sole director and shareholder of MAB,

Inc. (collectively, the "Filing Parties").

              (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                The principal  business  office of each of the Filing Parties is

53 Forest Avenue, Old Greenwich,  Connecticut 06870.

              (C) CITIZENSHIP.

                Forum is  a  Delaware  Limited Liability Company.  Founders is a

Delaware limited partnership.  MAB, Inc. is a Connecticut corporation.  Mr. Boyd is a United States  citizen.

              (D) TITLE OF CLASS OF  SECURITIES.

                 This  statement  relates  to  shares  of  Common  Stock    (the

"Common Stock") of the Issuer.

=========================                          =============================
                                       13G
 CUSIP NO. 44860M801                                      PAGE 7 OF 9 PAGES
=========================                          =============================



              (E)  CUSIP NUMBER.

                  44860M801

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  |X| Broker or dealer  registered  under Section 15 of the Act,

     (b)  |_| Bank as defined in Section 3(a)(6) of the Act,

     (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act,

     (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

     (g) |_| Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

     (h)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.           OWNERSHIP.

              (A)   AMOUNT BENEFICIALLY OWNED.

                  Each of Forum, Founders, MAB, Inc. and Mr. Boyd beneficially owns 1,655,515 shares of Common Stock.

              (B)   PERCENT OF CLASS.

                  Each of Forum, Founders, MAB, Inc. and Mr. Boyd owns 10.1% of the Common Stock.

=========================                          =============================
                                       13G
 CUSIP NO. 44860M801                                      PAGE 8 OF 9 PAGES
=========================                          =============================



              (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE
                  DISPOSITION OF SECURITIES.

                  Each of  Forum,  Founders,  MAB,  Inc.  and Mr.  Boyd has sole power to vote or  dispose  or to  direct  the vote or disposition of the shares of Common Stock.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities,  check the following [ ]

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               By signing  below I certify  that, to the best of my knowledge and belief,  the securities  referred to above were acquired and are held in the ordinary  course  of  business  and were not  acquired  and are not held for the purpose of or with the effect of  changing  or  influencing  the  control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

=========================                          =============================
                                       13G
 CUSIP NO. 44860M801                                      PAGE 9 OF 9 PAGES
=========================                          =============================



                                    SIGNATURE

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                            FORUM CAPITAL MARKETS LLC



Dated:  April 26, 1999      By:  /S/ STEPHEN J. DEVOE III
                            ----------------------------------------------------
                                 Name: Stephen J. DeVoe III
                                 Title:  Chief Operating Officer


                            FOUNDERS FINANCIAL GROUP, L.P.



Dated:  April 26, 1999     By:  /S/ MICHAEL A. BOYD
                           -----------------------------------------------------
                                Name:  Michael A. Boyd
                                Title: Chairman



                            MICHAEL A. BOYD, INC.



Dated: April 26, 1999      By:  /S/ MICHAEL A. BOYD
                           -----------------------------------------------------
                                Name:  Michael A. Boyd
                                Title:  President


                           MICHAEL A. BOYD



Dated:  April 26, 1999     By:   /S/ MICHAEL A. BOYD
                           -----------------------------------------------------
                                 Michael A. Boyd